Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
PNM Resources, Inc:

We consent to the use of our reports dated February 28, 2014, with respect to the consolidated balance sheet of PNM Resources, Inc. and subsidiaries as of December 31, 2013, and the related consolidated statement of earnings, consolidated statement of changes in equity, consolidated statement of cash flows and comprehensive income for the year ended December 31, 2013, and all related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference.

/s/ KPMG LLP

Albuquerque, New Mexico
May 15, 2014